Exhibit 10.2

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 13th day of April, 2017 (the “Contract Date”) by and among the entities listed on Annex A attached hereto (the “Seller/Property Information Schedule”) (each, a “Seller” and collectively, “Sellers”), and BREIT Industrial HS Investors LLC, a Delaware limited liability company (“Buyer”).

1.          SALE.  Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase from Sellers, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following: (a) the land, together with all rights, easements and interests appurtenant thereto, described on Exhibit A attached hereto and made a part hereof, including any right, title and interest of Sellers in and to adjacent streets, alleys, roads, strips and gores, rights-of-way, easements, air and wind rights, subsurface rights, development rights, entitlements, dedications and water rights appertaining thereto (the “Land”); (b) all of the improvements located on the Land, including, but not limited to, the buildings described on the Seller/Property Information Schedule and all other structures, fixtures, parking lots, and landscaping located on the Land (all such improvements being referred to herein as the “Improvements”), but excluding fixtures, if any, owned by any tenants located therein pursuant to the Leases (hereinafter defined); (c) the applicable Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date and all other leases which any Seller enters into prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement (collectively, the “Leases”); (d) all of the applicable Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements used by such Seller in connection with the ownership, leasing, maintenance and operation of the Land and the Improvements, including all equipment, appliances, furniture, tools and supplies and other items of tangible personal property (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants; (e) all of the applicable Seller’s right, title and interest in and to all assignable contracts and agreements to which such Seller is party (other than the Leases) and relating to the upkeep, repair, maintenance, leasing, construction or operation of any or all of the Land, Improvements and the Personal Property (including all amendments and supplements thereto), all of which are described in Schedule 7.1.7 hereto, and all comparable contracts, agreements or arrangements into which such Seller enters prior to Closing pursuant to this Agreement (collectively, the “Contracts”), except that Buyer shall not assume and accept at Closing those Contracts that constitute Rejected Contracts (as hereinafter defined); and (f) to the extent transferable, all of the applicable Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements; (ii) all plans and specifications, studies, reports, drawings and prints describing the Improvements or relating to the construction, modification or alteration of the Improvements; (iii) trademarks or trade names associated with the Improvements; (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements, and (v) any other general intangibles that relate solely to any Property, including any URLs, websites, social media accounts, user names and password account information used in connection with a Property (collectively, the “Intangibles”). The Land, the Improvements, the Personal Property, the Contracts, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”

2.          PURCHASE PRICE. The purchase price to be paid to Sellers by Buyer for the Property shall be $402,136,000.00 (the “Purchase Price”), plus or minus prorations and adjustments as hereinafter provided. The Purchase Price shall be allocated among the Property in accordance with the Seller/Property Information Schedule.

3.          CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Escrow Agent (defined below). The

Closing shall occur on April 18, 2017, or as otherwise agreed in writing by the parties (the “Closing Date”). Notwithstanding anything contained herein, (i) Sellers may, by written notice to Buyer prior to the Closing Date, elect to delay Closing to a date not later than April 19, 2017, in order to satisfy any conditions or requirements in connection with the pay-off of any loan secured by all or any portion of the Property and (ii) the Closing shall not occur during the “Blackout Period” (as defined herein). The “Blackout Period” shall mean the period consisting of the last seven (7) business days of any given calendar month. If the Closing Date is scheduled to occur during a Blackout Period, then the Closing Date shall automatically be extended to the first business day immediately following the expiration of such Blackout Period.

4.          DEPOSIT. Not later than two (2) business days after the execution and delivery of this Agreement by Buyer and Sellers, Buyer shall deposit, as its earnest money deposit, the sum of $20,250,000.00 (the “Earnest Money”) in an escrow (the “Escrow”) with the Escrow Agent pursuant to escrow instructions in the form attached hereto as Exhibit B . The Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.” Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing. Notwithstanding anything contained in this Agreement to the contrary, in the event the Deposit is to be released to Buyer pursuant to the express provisions of this Agreement, $100 of the Deposit shall deducted from the Deposit and paid to Sellers as independent consideration for this Agreement.

5.           INSPECTIONS.

5.1.      Inspections.    At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period commencing with the Contract Date and continuing through and including April 13, 2017), Buyer and its actual and potential investors and lenders, and their respective agents, affiliates, officers, directors, representatives, contractors, engineers, surveyors, attorneys, employees and consultants (collectively, “Consultants”) shall be entitled to enter onto the Property and conduct inspections of the Property, which will include the rights to: (i) conduct and make any and all customary studies, tests, examinations, assessments and inspections, or investigations (collectively, the “Inspections”) of or concerning the Property (including without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys and Phase I environmental assessments), (ii) confirm any and all matters which Buyer may reasonably desire to confirm with respect to the Property, (iii) ascertain and confirm the suitability of the Property for Buyer’s intended use and (iv) review all due diligence materials, if any, with respect to the Property as delivered or made available by or on behalf of Sellers to Buyer (the “Diligence Materials”); provided, however, neither Buyer nor any of it Consultants shall be permitted to interview any tenant at the Property unless a representative of Sellers is (at Sellers’ option) in attendance throughout such interview, which representative shall be made reasonably available for such purposes, and Seller will reasonably cooperate with Buyer in coordinating such tenant interviews. Buyer shall give reasonable advance notice (which may be given via e-mail to cliston@hsrealtyco.com) to Sellers prior to entry onto the Property or conducting any tenant interview (the parties hereby agreeing that 24 hours’ notice is reasonable) and shall permit Sellers, at their option, to have a representative present during all Inspections and tenant interviews conducted at the Property. All entries by Buyer shall be conducted during normal business hours.

5.2.      Indemnity by Buyer. Buyer shall indemnify, hold harmless and, if requested by Sellers (in Sellers’ sole discretion), defend (with counsel reasonably approved by Sellers) Sellers and each of their respective affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, property manager, regional property manager (collectively, including Sellers, “Sellers’ Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, third party claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from Buyer’s or any of its Consultants entry onto the Property, and any Inspections or other matters performed by Buyer or its Consultants at the Property; provided however, such indemnification, hold harmless and defense obligations shall not apply to any Losses to the extent resulting from any Seller’s or such other Sellers’ Indemnified Parties’ gross negligence or willful misconduct or from the mere discovery of existing conditions at the Property (except to the extent such conditions are exacerbated by Buyer or its Consultants as a result of the Inspections). The provisions of this Section shall survive the termination of this Agreement; provided, however, no claim for indemnification under this paragraph shall be actionable unless Sellers provide written notice thereof to Buyer within two (2) years following the date of such termination.

5.3.        Restrictions. Notwithstanding anything in this Agreement to the contrary, Sellers shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, indoor air quality, vapor intrusion or a Phase II environmental study of the Property), investigations and other matters that in Sellers’ reasonable judgment could result in any injury to the Property or breach of any contract, expose Sellers to any Losses or violation of applicable law, or otherwise adversely affect the Property or Sellers’ interest therein, and Buyer shall obtain Sellers’ prior written consent to any such entries, surveys, tests, investigations or other matters that are invasive on the Property. Buyer and its Consultants shall not contact any (a) tenant or subtenant of the Property, or (b) governmental or quasi-governmental authority with respect to the Property, in each case without Sellers’ prior written consent, except for contacts under clause (b) that (i) are required to be made by Buyer or its Consultants by applicable laws, rules and regulations, (ii) involve ordinary contacts normally associated with routine due diligence examinations that do not involve any discussions with governmental officials (except to the extent necessary to request records or a compliance letter) or (iii) involve the 7800 Third Flag Property (as defined herein), including, contacting the Development Authority of Cobb County, Georgia (“Development Authority”) with respect thereto. At Sellers’ sole option, any such contacts with tenants, and any permitted meetings with governmental officials, will be performed in the presence of a representative of Sellers. Buyer shall use commercially reasonable efforts to minimize disruption to tenants at the Property in connection with Buyer’s or its Consultants’ activities pursuant to this Agreement. No consent by Sellers to any such activity shall be deemed to constitute a waiver by Sellers or assumption of liability or risk by Sellers. Buyer shall take all reasonably necessary actions and implement all protections reasonably necessary to ensure that all actions taken in connection with the Inspections or other matters performed by Buyer with respect to the Property, and all equipment, materials and substances generated, used or brought onto the Property by or on behalf of Buyer or its Consultants pose no threat to the safety of persons or the environment and Buyer shall be responsible for, and shall use commercially reasonable effort to avoid causing, any damage to the Property or other property of Sellers or other persons. If any damage to the Property results from Buyer’s or its Consultants’ Inspections or other exercise of rights pursuant to this Agreement, Buyer hereby agrees to restore, at Buyer’s sole cost and expense, the Property to substantially the same condition existing immediately prior to Buyer’s exercise of its rights pursuant to this Agreement. The provisions of this Section shall survive the termination of this Agreement; provided, however, no claim under the immediately preceding sentence shall be actionable unless Sellers provide written notice thereof to Buyer within two (2) years following the date of such termination.

5.4.        No Mechanics’ Liens.  Buyer shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with any Inspections conducted by or for Buyer. The provisions of this Section shall survive the termination of this Agreement.

5.5.        Insurance.  Buyer shall maintain, at its expense, and shall cause its Consultants that enter onto the Property to maintain, at their expense, insurance coverages in the following amounts:

(i)	Worker’s Compensation – Coverage A: statutory amount
Coverage B: Employer’s Liability insurance:
$500,000 Each Accident
$500,000 Disease, Policy Limit
$500,000 Disease, Each Employee

(ii)

Commercial General Liability including contractual liability coverage, on an occurrence basis, including Bodily Injury and Property Damage Liability, Personal and Advertising Injury Liability for the following limits:

General Aggregate	$2,000,000
Products - Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal and Advertising Injury Liability	$1,000,000

Buyer’s and Consultant’s Commercial General Liability policy shall include an endorsement deleting the contractual liability exclusion contained in the Personal and Advertising Injury Liability coverage.

(iii)	Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage

(iv)

For Buyer only (and not any Consultant): Umbrella Policy (Occurrence form with defense costs outside the limits): $1,000,000 Each Occurrence/$1,000,000 Aggregate Excess of the Employer’s Liability, Commercial General Liability and Automobile Liability coverages on a following form basis, including coverage for Additional Insureds.

All coverage shall be provided by insurance companies with a current Best’s Rating of A VIII or higher. Prior to Buyer’s or its Consultants’ entry onto the Property, Buyer shall furnish Sellers with Certificates of Insurance. Certificates of Insurance shall be modified so the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision. At least ten (10) days prior to the expiration of any such policy, Buyer will provide to Sellers evidence of the renewal or replacement of the aforesaid policies.

5.6.        Materials.  Buyer agrees, at Sellers’ request following the termination of this Agreement, to promptly destroy all of the Diligence Materials received by it and all materials prepared by or for Buyer in connection with its Inspections; provided that, notwithstanding anything contained herein to the contrary, if and to the extent that Buyer or any Consultant is required by applicable law, rule, regulation (including the regulations of any securities exchange), court order or internal record keeping policies to retain a copy of such Diligence Materials or any routinely prepared memoranda, correspondence or internal analyses or similar materials based on such Diligence Materials, then Buyer or any Consultant (as applicable) will be permitted to keep and retain the same. Additionally, neither Buyer nor any Consultant will be obligated to destroy any Diligence Materials contained in an archived computer system or email retention back-up in accordance with established security/disaster recover procedures, as well as one secure archived copy of the Diligence Materials solely for legal or regulatory purposes. Upon written request from any Seller following termination of this Agreement (other than by reason of Sellers’ default), Buyer shall provide Sellers with copies of any and all final, third party reports prepared on behalf of Buyer as part of the Inspections, other than any “Excluded Materials” (as defined herein) at no cost or expense to Sellers, but all such reports shall be delivered without any representations or warranties by Buyer and Buyer shall have no liability with respect thereto, including the contents or accuracy thereof. “Excluded Materials” shall mean: (1) information contained in Buyer’s internal financial analyses or projections; (2) materials that are subject to attorney-client privilege or that are attorney work product; (3) appraisal reports or letters; (4) materials that Buyer is legally required not to disclose; and (5) loan documents or other documents relating to any proposed Buyer financing of the Property.

5.7.        Approval.    If Buyer determines that the results of any inspection, test, examination or review do not meet Buyer’s criteria, in its sole discretion, for the purchase, financing or operation of the Property in the manner contemplated by Buyer, or Buyer otherwise determines in its sole discretion for any or no reason not to proceed with the transactions contemplated herein, then Buyer may terminate this Agreement by written notice to Sellers (the “Termination Notice”), delivered not later than 5:00 p.m. (Eastern Time) on the last day of the Inspection Period (the “Approval Date”), whereupon $100 of the Deposit shall be paid to Sellers as independent consideration for this Agreement, the balance of the Deposit shall be returned to Buyer and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. If Buyer fails to timely deliver a Termination Notice to Sellers prior to the Approval Date, Buyer shall be automatically deemed to have forever waived its right to terminate this Agreement pursuant to this Section 5.7.

6.           TITLE AND SURVEY MATTERS.

6.1.        Conveyance of Title.  At Closing, each Seller agrees to deliver to Buyer a deed in the applicable form attached hereto as Exhibit C (each, a “Deed”), in recordable form, conveying such Seller’s Land and the Improvements to Buyer, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) except as set forth in Section 13, the lien of all ad valorem real estate taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Buyer pursuant hereto; (3) the rights of tenants pursuant to the Leases, as tenants only with no right or option to purchase all or any portion of the Property except as disclosed on Schedule 6.1; (4) matters arising out of any act of Buyer or its Consultants; and (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (3) - (5) above, the “Existing Permitted Exceptions”).

6.2.        Title Commitment.  Prior to the Contract Date, Sellers ordered (and promptly after the receipt of the same shall deliver to Buyer) commitments (the “Title Commitments”) issued by Land Services USA, Inc. (“Escrow Agent”), as agent for First American Title Insurance Company (the “Title Company”), having its office at 1 South Church Street, Suite 300, West Chester, PA 19382, Attn: Michael Sher, phone: (484) 885-2883, e-mail: msher@lsutitle.com, for ALTA, TLTA or other coverage available in the State where an Individual Property is located, as applicable, owner’s title insurance policies with respect to the Land and Improvements (such policies (including extended coverage in the event Buyer provides such surveys as are required by the Title Company), the “Title Policies”), together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitments. It shall be a condition precedent to Buyer’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policies, or have irrevocably committed in writing to issue to Buyer the Title Policies, each of which Title Policies shall be dated as of the date of recordation of each Deed and shall insure the portion of the Purchase Price allocated to the respective Individual Property, and which shall show Buyer as the fee simple owner of the applicable Land and the

Improvements, subject only to the applicable Permitted Exceptions. If the foregoing condition precedent is not satisfied on the Closing Date for any reason other than the actions or omission of Buyer that constitute a default hereunder, then Buyer may elect to either (i) proceed to Closing and waive the failure of such condition, or (ii) terminate this Agreement by delivery of written notice to Sellers on or prior to Closing, in which event (a) the Deposit shall be returned to Buyer, and (b) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement; provided that, if the condition is not satisfied due to Seller’s default, then Buyer shall have the remedies provided in Section 16.1 hereof.

6.3.        Survey.  Sellers have delivered or made available to Buyer copies of the existing surveys of the Land and the Improvements (the “Surveys”) in Sellers’ possession. Any updates of the Surveys, including, but not limited to recertification thereof, or any new surveys (any such new or updated surveys, the “Updated Surveys”) shall be the sole responsibility of Buyer subject to, and without limitation on, the provisions of Section 14.1(ii) hereof.

6.4.        Defects and Cure.

6.4.1.    Buyer’s Defect Notices.    Buyer shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Surveys or the Title Commitments disclose exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Buyer shall have until 5:00 p.m. (Eastern Time) on the date that is two (2) business days prior to the Approval Date (the “Defect Notice Deadline”), at its option, to notify Sellers of any such Disclosed Exceptions to which Buyer objects (any such notice, a “Defect Notice”). After the Defect Notice Deadline, Buyer shall have two (2) business days after its receipt of any update to any Title Commitment or Updated Survey reflecting any matters therein (other than the Existing Permitted Exceptions and the Disclosed Exceptions disclosed to Buyer on or prior to the Approval Date) that are first disclosed between the Defect Notice Deadline and the Closing (“New Defects”) to notify Sellers in writing of any such New Defects to which Buyer objects in a subsequent Defect Notice.

6.4.2.    Sellers’ Response Notices.    Notwithstanding anything to the contrary, Sellers shall be obligated to cure and remove at their sole cost and expense (or procure title insurance reasonably acceptable to Buyer over) the following matters whether or not disclosed in any Title Commitment or Updated Survey, and whether or not objected to by Buyer in a Defect Notice (“Mandatory Cure Items”): (a) the liens of any mortgage, trust deed, deed of trust or other similar document relating to any of the foregoing evidencing an indebtedness owed by any Seller and any other monetary liens voluntarily placed of record against all or any portion of the Property by or through the express written agreements of any of the Sellers, (b) tax liens for delinquent ad valorem real estate taxes or assessments, (c) any mechanics’ liens or materialmens’ liens or similar liens arising from any services, labor, work or improvements at the Property (excluding liens arising from Buyer’s due diligence reviews or inspections hereunder) based on the express written agreements of Sellers or their agents acting on a Seller’s behalf, and (d) any judgment or income tax liens against any Seller; provided, however, and notwithstanding anything contained herein to the contrary, Sellers shall not be obligated to cure or remove any Mandatory Cure Items described in clause (d) of this sentence that (A) secure a monetary obligation of greater than $250,000.00 in the aggregate and (B) Sellers dispute in good faith. In no event shall any Mandatory Cure Items be deemed to be a Permitted Exception. Sellers may elect, in their sole discretion, to cure and remove any other Disclosed Exception or New Defect identified by Buyer in a Defect Notice. Within two (2) business days following Buyer’s delivery of a Defect Notice (the “Sellers’ Response Notice Deadline”), Sellers may deliver a written notice to Buyer (a “Sellers’ Response Notice”), indicating whether or not Sellers have elected to cure and remove any such matters (any such matters that

Sellers elects to cure and remove, “Seller Cure Items”). Sellers shall have until Closing to cure and remove (or procure title insurance reasonably acceptable to Buyer over) any Seller Cure Items and Mandatory Cure Items and Sellers may, by written notice to Buyer prior to the Closing Date, delay the Closing to a date not later than April 19, 2017, in order to cure and remove (or procure title insurance reasonably acceptable to Buyer over) any such Seller Cure Items and Mandatory Cure Items. Except as expressly provided herein, any such cure and removal shall not delay Closing. If Sellers fail to provide a Sellers’ Response Notice prior to the Sellers’ Response Notice Deadline, Sellers shall be deemed to have delivered a Sellers’ Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Buyer in the applicable Defect Notice (other than any Mandatory Cure Items). If Sellers elect (or are deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects (other than any Mandatory Cure Items), Buyer may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Sellers not later than the first to occur of (a) the date that is two (2) business days after Buyer’s receipt (or deemed receipt) of a Sellers’ Response Notice; or (b) the Closing Date, to either (i) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Sellers have refused (or are deemed to have refused) to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price or (ii) terminate this Agreement, in which event the Deposit shall be returned to Buyer and no party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Buyer fails to timely notify Sellers of its election pursuant to the preceding sentence, Buyer shall be deemed to have elected alternative (i).

6.4.3.    Title Cure Provisions.  If, on or prior to Closing, Sellers fail to cure and remove (or procure title insurance reasonably acceptable to Buyer over) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Sellers agreed to cure (pursuant to a Sellers’ Response Notice), Buyer may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Sellers on or prior to the Closing Date, in which event the Deposit shall be returned to Buyer and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Sellers have failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Buyer fails to make either such election, Buyer shall be deemed to have elected option (ii). If Sellers fail to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Buyer may, at its option and by delivery of written notice to Sellers on or prior to Closing, either (a) terminate this Agreement, in which event the Deposit shall be returned to Buyer and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (b) proceed to close and deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise) those Mandatory Cure Items that Sellers fail to cure and remove. Seller’s obligation to cure and remove Mandatory Cure Items that Buyer does not elect to cure and remove pursuant to clause (b) of the immediately preceding sentence (“Uncured Mandatory Cure Items”) shall survive the Closing.

6.5.        Pro Forma Title Policies.  Notwithstanding Section 6.4 or anything else to the contrary in this Agreement, if Buyer provides Sellers with copies of pro forma title policies for the Property approved by the Title Company (the “Pro Forma Policies”) prior to expiration of the Inspection Period, then the forms of the Title Policies required to be issued under Section 6.2 as a condition to

Buyer’s obligation to proceed with the Closing shall be the forms of the title policies provided for in such Pro Forma Policies (including as “Permitted Exceptions” only those title exceptions set forth in such Pro Forma Policies).

7.           SELLER REPRESENTATIONS.

7.1.        Seller Representations.  Each Seller represents and warrants to Buyer that the following matters are true and correct as of the Contract Date:

7.1.1.    Litigation.    There is no legal action, lawsuit, order, ruling, writ, judgment, injunction or decree of any governmental authority or similar proceeding now pending or against any Seller or, to any Seller’s knowledge, threatened against any Seller or pending or threatened against the Property that, if the same were to result in a final determination against a Seller or the Property, would result in any encumbrance upon the Property or adversely affect the value, use or operation of the Property, or adversely affect the validity or enforceability of this Agreement or the performance of Sellers under this Agreement.

7.1.2.    United States Person.  Each Seller is a “United States Person” and is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

7.1.3.    Condemnation.      To Sellers’ knowledge, there is no pending, contemplated or threatened condemnation or other governmental taking proceedings affecting all or any part of the Land or the Improvements.

7.1.4.    Due Authorization; Conflict.    Each Seller is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the state where the respective portion of the Land which is owned by such Seller is located. Each Seller has full right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by such Seller pursuant hereto without the consent or joinder of any other party that has not been obtained, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by each Seller pursuant hereto on behalf of such Seller are and shall be duly authorized to sign the same on such Seller’s behalf and to bind such Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which a Seller is now party or by which it or, to Sellers’ knowledge, any portion of the Property is bound, or any laws or order, rule or regulation of any court or other governmental agency or official.

7.1.5.    Enforceability.    This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Sellers pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Sellers, and when so executed, are and shall be legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.1.6.    Leases.  (i) The rent roll (the “Rent Roll”) attached hereto as Schedule 7.1.6(i) is true, correct and complete in all material respects; (ii) copies of all Leases in effect as of the Contract Date, and all amendments thereto and guaranties thereof, if any (collectively, the “Existing Leases”) have been furnished by Sellers to Buyer; (iii) to Seller’s knowledge, the copies so provided are true, correct and complete and there are no other Leases or occupancy agreements with respect to all or any portion of the Property that are binding on Sellers or any portion of the Property other than the Contracts, such agreements as are disclosed by the Title Commitment, and, to Seller’s knowledge, any subleases or other agreements entered into by Tenants with parties other than Sellers or their predecessors-in-interest that are listed on Schedule 7.1.6(iii); (iv) Schedule 7.1.6(iv) sets forth a true, correct and complete description of all Existing Leases; (v) no Seller has given to any tenant nor received from any tenant written notice of any default under any Existing Lease that remains uncured and, to Sellers’ knowledge, no Seller is in default under any of the Leases; (vi) except as set forth on Schedule 7.1.6(vi), all tenant improvements and other build-out or construction obligations that a Seller, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Existing Lease, have been completed and paid for in full and all tenant allowances, lease buyout costs and relocation costs due prior to the date hereof from a Seller, as landlord, under any Existing Lease have been paid; (vii) no rents payable under the Leases have been paid more than thirty (30) days in advance, (viii) no Seller has received written notice from any tenant under a Lease exercising any termination right or termination option under such tenant’s Lease; (ix) the Rent Roll includes a true, correct and complete list of all security deposits and other refundable tenant deposits held by Sellers with respect to the Property; and (x) Schedule 7.1.6(ix) sets forth all Sellers’ Lease Expenses (hereinafter defined) unpaid or outstanding as of the date hereof.

7.1.7.    Contracts.  To Sellers’ knowledge, (i) the list of all current Contracts (including, without limitation any Contract that either (a) is not terminable on 30 days’ or less notice without cost or penalty, or (b) requires the payment of more than $50,000 in the aggregate in any calendar year) attached hereto as Schedule 7.1.7 (which includes all amendments or supplements to such Contracts) is true, correct and complete, (ii) there are no other service contracts, management contracts, leasing brokerage agreements, equipment leases or other comparable agreements that are binding upon Sellers that affect the Land and the Improvements other than the Contracts, (iii) Seller has made delivered or made available to Buyer true, correct and complete copies of the Contracts and all amendments and supplements thereto and (iv) no Seller is in default under any of the Contracts, and no Seller has given or received written notice of any default under any Contract that remains uncured.

7.1.8.    Bankruptcy Matters.  No Seller has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

7.1.9.    No Brokers.  (i) Schedule 7.1.9 is a true, correct and complete list of all listing agreements, brokerage agreements and other comparable agreements (including all amendments and supplements thereto) into which any Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable before or subsequent to Closing with respect to any Existing Lease or any renewal or extension thereof (collectively, the “Listing Agreements”) and (ii) Sellers have delivered or made available to Buyer true, correct and complete copies of any and all Listing Agreements (including all amendments and supplements thereto).

7.1.10.  Compliance.  Except as set forth on Schedule 7.1.10, Sellers have not received any written notice from any applicable governmental authority having jurisdiction over any of the Property that the Property or the current use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation or any recorded covenant or restriction affecting any portion of the Property, except with respect to such violations as have been fully cured prior to the Contract Date.

7.1.11.  Patriot Act.  Each of the Sellers and, to Sellers’ knowledge, each person or entity owning an interest of ten percent (10%) or more in Seller, is not (i) named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Blocked Persons List maintained by the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by OFAC, (ii) a person, entity or government subject to trade restrictions under U.S. law (including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) or with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order (an “Embargoed Person”), or (iii) engaging in the transaction contemplated under this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. To Sellers’ knowledge, none of the funds or other assets of any Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and no Embargoed Person has any interest of any nature whatsoever in any Seller (whether directly or indirectly). Sellers are not engaging in the transaction contemplated under this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. The operations of each Seller have been conducted at all times in compliance with (i) the U.S. Money Laundering Control Act of 1986, as amended (the “Anti-Money Laundering Laws”); and (ii) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No proceeding by or before any governmental authority or regulatory body involving any Seller with respect to the Anti-Money Laundering Laws or the FCPA is pending or, to the knowledge of Sellers, is threatened in writing. Sellers have and will continue to implement procedures, and have consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

7.1.12.  Employees and ERISA.  No Seller has or has ever had employees. No Seller sponsors, maintains or contributes to (or has any obligation to contribute to) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for the benefit of the Employees (each, an “Employee Plan”). As between Sellers and Buyer, Buyer shall not be responsible, and Sellers shall indemnify Buyer, for any claims arising out of any liabilities or obligations (contingent or otherwise) of Sellers or their affiliates under Title IV of ERISA that become liabilities or obligations of Buyer as a result of the transactions contemplated by this Agreement.

7.1.13.  Environmental Matters.  To Sellers’ knowledge, Seller has delivered or made available to Buyer all existing final third-party reports commissioned by or on behalf of a Seller in connection with such Seller’s acquisition or financing of its Property in Sellers’ possession or reasonable control relating to the investigation of the Property for the presence of any hazardous or toxic material, substance, irritant, chemical, waste or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, including asbestos, petroleum products, and any other hazardous waste or substance that has been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any other governmental entity authorized to regulate substances in the environment that has jurisdiction over any portion of the Property.

7.1.14.  Purchase Options. No Seller nor any of affiliate of any Seller has entered into any agreements currently in effect pursuant to which any party has any right of first refusal, option or other right to purchase all or any part of the Property (other than this Agreement).

7.1.15.  Property Tax Appeals and Payment of Taxes. Except as set forth in Schedule 7.1.15 hereto, no Seller has commenced and, to Sellers’ knowledge, no Seller is a party to any property tax appeal with respect to any portion of the Property that is pending.

7.1.16.  Affiliate Agreements. All agreements affecting the Property between any Seller and any of affiliates of any Seller will be terminated on or prior to the Closing at Sellers’ sole cost and expense.

7.1.17.  Union Contracts. No Seller, and to Seller’s knowledge, no property manager or agent of any Seller, is a party to any collective bargaining agreement or other labor union contract applicable to employees employed with respect to the Property.

7.1.18.  CC&Rs. Sellers have not given nor received any written notice of any existing violation or breach of any recorded covenants, conditions or restrictions affecting all or any portion of the Property which remains uncured.

7.1.19.  Florida Sales Tax Returns. The applicable Sellers of the Property located in the State of Florida have filed all required sales tax returns with the Florida Department of Revenue and paid all applicable sales tax with respect to such Property that is due and payable prior to the Contract Date.

7.2.        Sellers’ Knowledge. All references in this Agreement to “Sellers’ knowledge,” “Sellers’ actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of any of Robert Murray, John Curran, Clare Liston or Andrew Zgutowicz without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. None of the foregoing individuals named in this Section shall have personal liability under this Agreement or in connection with the transactions contemplated hereunder.

7.3.        Limitations. The representations and warranties of Sellers to Buyer contained in Section 7.1 hereof (the “Seller Representations”) and all other agreements, obligations, indemnities and covenants of Sellers that survive Closing pursuant to the express terms of this Agreement, including the obligations and liabilities under the Closing Documents, shall survive the Closing and the delivery of the Deeds until December 31, 2017 (the “Survival Period”), subject to Section 13.8 hereof. No claim for a breach of any Seller Representation or any other representation by a Seller contained in the Closing Documents (as defined herein), or the failure or default of a covenant or agreement of Sellers that survives Closing or is to be performed following Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to the Closing, (b) the valid claims for all such breaches collectively aggregate more than $100,000.00 (the “Basket Limitation”), in which event, subject to the applicable

Liability Cap (hereinafter defined), the full amount of such claims shall be actionable from the first dollar, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Sellers prior to the expiration of the Survival Period (subject to Section 13.8 hereof), and an action with respect to such breach(es) shall have been commenced by Buyer against Sellers within three (3) months after the expiration of the Survival Period, subject to Section 13.8 hereof (or, in connection with any action filed in the State of Texas or over which the state courts in the State of Texas have jurisdiction, two (2) years and one (1) day following Closing). Notwithstanding anything contained herein to the contrary, the maximum amount that Buyer shall be entitled to collect from Sellers in connection with all suits, litigation or administrative proceedings resulting from all breaches by Sellers of any Seller Representations or any other representation by a Seller contained in a Closing Document, and any indemnities and covenants of Sellers in this Agreement or the Closing Documents shall in no event exceed the applicable Liability Cap. Notwithstanding the foregoing, the Basket Limitation and the Liability Cap shall not apply to (a) the obligations of the parties with respect to prorations and adjustments under Section 13, (b) the obligations of the parties to pay their respective closing costs, (c) the brokerage obligations and indemnity under Section 20, (d) Buyer’s rights under Section 18 or (e) Sellers’ obligations to cure and remove Uncured Mandatory Cure Items. If Buyer is notified in writing by a Seller, or otherwise becomes actually aware, that any Seller Representation made by Sellers is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on the Closing Date, or is notified in writing by a Seller, or otherwise becomes actually aware, that a Seller has failed to perform any covenant and agreement herein contained, in each case prior to the Closing, and Buyer shall nevertheless acquire the Property on the Closing Date notwithstanding such actually known fact, Buyer shall not be entitled to commence any action after Closing to recover damages from Sellers due to such Seller Representation(s) failing to be true or correct (and Buyer shall not be entitled to rely on such Seller Representation), or such covenant(s) and agreement(s) having failed to be performed by any such Seller. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Buyer to close the transactions contemplated by this Agreement is subject to the truth in all material respects of the Seller Representations as of the Closing Date (unless the same are modified as a result of any action, circumstance or event expressly permitted under Section 9 or any Damage or Eminent Domain that does not permit Buyer to terminate this Agreement pursuant to Section 15), as though made on and as of the Closing Date (the “Seller Representation Condition”). At Closing Sellers shall deliver to Buyer a closing certificate (the “Seller Closing Certificate”) stating that the Seller Representations are true, correct and complete as of the Closing Date in all material respects, subject to such exceptions as may be expressly described in such Seller Closing Certificate. If any Seller Representation is untrue or inaccurate in any material and adverse respect (unless as a result of any action taken by any Seller as permitted under Section 9.1 or 9.2 or any Damage or Eminent Domain that does not permit Buyer to terminate this Agreement pursuant to Section 15) and Buyer becomes actually aware of such untruth or inaccuracy prior to Closing, Buyer may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Sellers on or prior to Closing, whereupon the Deposit shall be promptly returned to Buyer and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) waive the Seller Representation Condition, proceed to Closing and accept the untruth or inaccuracy of such Seller Representation, and have no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof; provided, however, the foregoing shall be without limitation on the rights of Buyer under Section 16.2 hereof in the event any such Seller Representation was untrue or inaccurate when made as of the Contract Date (and, in the event of any Seller Representation made to Sellers’ knowledge, Sellers had actual knowledge of such untruth or inaccuracy as of the Contract Date) or becomes untrue or inaccurate in any material respect as a result of a default by any Seller under an express covenant of Sellers set forth in this Agreement. For purposes of this Agreement, “Liability Cap” shall mean (i) with respect to Cobb West Seller (hereinafter defined), two and one-half percent (2.5%) of the Allocated Purchase Price of the Cobb West Property (hereinafter defined) (the “Cobb West Liability Cap”), and (ii)

with respect to the Sellers of the Property other than the Cobb West Property (“Portfolio Sellers”), two and one-half percent (2.5%) of the Allocated Purchase Price for such Property (the “Portfolio Liability Cap”).

8.         BUYER’S REPRESENTATIONS. Effective as of the execution of this Agreement, Buyer hereby represents and warrants to Sellers as follows:

8.1.        Due Authorization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

8.2.        Enforceability.    This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by Buyer or on behalf of Buyer, and when so executed, are and shall be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8.3.        No Conflict.    The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Buyer is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

8.4.        Employees and ERISA.    Buyer does not have and has never had employees. Buyer does not sponsor, maintain or contribute to an Employee Plan.

8.5.        Patriot Act.  Each of Buyer and, to Buyer’s knowledge, each person or entity owning an interest of ten percent (10%) or more in Buyer, is not (i) named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by OFAC, (ii) an Embargoed Person, or (iii) engaging in the transaction contemplated under this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. To Buyer’s knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly). Buyer is not engaging in the transaction contemplated under this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. To Buyer’s knowledge, none of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by law or that the transaction contemplated under this Agreement is or will be in violation of law. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing. The operations of Buyer have been conducted at all times in compliance with (i) the Anti-Money Laundering Laws; and (ii) the FCPA. No proceeding by or before any governmental authority or regulatory body involving Buyer with respect to the Anti-Money Laundering Laws or the FCPA is pending or, to the knowledge of Buyer, is threatened in writing.

8.6.        Survival of Buyer’s Representations and Warranties.  The representations and warranties of to Seller contained in Sections 8.1 through 8.6 hereof (the “Buyer Representations”) shall survive the Closing for the Survival Period.

8.7.        Buyer’s Knowledge.  All references in this Agreement to “Buyer’s knowledge,” “Buyer’s actual knowledge”, “becomes actually aware” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of David Levine or Brian Townsend without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge or awareness of any other person or entity; provided, however, for all purposes under this Agreement the foregoing individuals are deemed to have actual knowledge of any and all information disclosed by the Diligence Materials (but only to the extent the same are posted to Sellers’ online due diligence data website prior to 5:00 p.m. Eastern Time at least two (2) business days prior to the date of expiration of the Inspection Period), Title Commitment, the Surveys, the Updated Surveys, the estoppel certificates, during Buyer’s tenant interviews, any SNDAs delivered to Buyer, any written notice given by Seller pursuant to Section 19 and final third party written reports, memoranda or similar submissions commissioned by or on behalf of Buyer and delivered to Buyer. The foregoing individuals named in this Section shall not have personal liability under this Agreement or in connection with the transactions contemplated hereunder.

9.           ACTIONS AFTER THE CONTRACT DATE.

9.1.    Maintenance and Operation of Property. Sellers shall operate and maintain the Property in substantially the same manner in which Sellers have operated Property prior to the date hereof and which shall be maintained in substantially its current condition (normal wear and tear and damage by casualty excepted). Without limiting the foregoing, Sellers shall not voluntarily (i) institute or otherwise approve any change to any zoning presently applicable to the Property, (ii) fail to maintain such insurance that is equivalent in all material respects to such insurance Sellers are maintaining as of the Contract Date, or (iii) encumber the Property with any mortgage, deed of trust, easement, restriction, covenant or other encumbrance. Sellers shall not initiate any tax appeal for the Property without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. From and after the Contract Date, no Seller shall enter into any new contract or agreement with respect to the Property that would be binding on Buyer or the Property after Closing without Buyer’s prior written approval, which approval may be withheld in Buyer’s reasonable discretion prior to the Approval Date and in Buyer’s sole discretion thereafter, but which approval shall be deemed automatically given if Buyer fails to respond within three (3) business days after Sellers make a written request for same. Buyer may elect, in its sole discretion, to require that Sellers, at Sellers’ expense, terminate any of the Contracts at Closing, provided that Buyer notifies Sellers of such election in writing on or before five (5) business days prior to the Approval Date (any such Contracts that Buyer elects to terminate, together with all Contracts that are by their terms not assumable by Buyer, any Listing Agreements and all property management and leasing agreements, the “Rejected Contracts”), provided that in no event shall termination of any agreement relieve Buyer of its obligation expressly set forth in this Agreement to pay New Lease Expenses (hereinafter defined). Sellers shall terminate at Sellers’ sole cost and expense, and deliver notices of such termination effective at or prior to the Closing with respect to, (i) any and all property management and Listing Agreements and each other service contract or other similar agreement binding on the Property and to which any Seller is a party that is not listed on Schedule 7.1.7, and (ii) any Rejected Contracts, and Buyer shall not assume or have any obligations with respect to such terminated agreements. The provisions of this Section 9.1 shall survive the Closing.

9.2.        Leases.  From and after the Contract Date, no Seller shall (i) enter into any new lease for all or some portion of the Land and the Improvements (a “New Lease”) or (ii) modify, terminate, extend, renew, expand, amend or grant any consent with respect to any Existing Lease or New Lease unless such Seller obtains Buyer’s advance written consent thereto, which consent may be withheld in Buyer’s sole discretion, but which consent shall be deemed automatically given if Buyer fails to respond within three (3) business days after Sellers make a written request for same, which request for consent shall include a copy of the proposed lease documentation and a specific description of all related New Lease Expenses; provided, however, upon not less than two (2) business days advance written notice to, but without the consent of, Buyer, each Seller shall be free to execute and enter into, any amendments, modifications, renewals or expansions of any Existing Lease that are required pursuant to the terms of such Existing Lease and are not subject to any discretion by landlord thereunder. The provisions of this Section 9.2 shall survive the Closing.

9.3.        Leasing Expenses.  At Closing, Buyer shall reimburse or credit Sellers for any and all New Lease Expenses to the extent that the same have been paid by any Seller prior to Closing. In addition, at Closing, Buyer shall expressly assume and accept each Seller’s obligations to pay when due any New Lease Expenses which are unpaid as of the Closing. “New Lease Expenses” shall mean, collectively, (A) any and all commissions, fees, costs, expenses, concessions (including allowances, tenant improvements and similar concessions) arising out of or in connection with either or both of (i) any amendment, extension, renewal or expansion of any Existing Lease exercised from and after the Contract Date, (ii) any New Lease, in each case only to the extent the matters in clause (i) or clause (ii) (a) are approved or deemed approved by Buyer in accordance with this Agreement, (b) are expressly provided in the applicable Existing Lease or in any New Lease entered into in accordance with this Agreement, (c) are set forth on Schedule 9.3 attached hereto, or (d) the brokers to whom a commission is due and the commission obligation are identified in the applicable Existing Lease or in any New Lease entered into in accordance with this Agreement, and (B) any and all commissions, fees, costs, expenses, concessions (including allowances, tenant improvements and similar concessions) set forth on Schedule 9.3. New Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for allowances, tenant improvements and similar concessions, and (c) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Brokerage commissions and fees of leasing and rental agents, expenses incurred for tenant allowances, tenant improvements and similar concessions for any Existing Leases and related legal fees, costs and expenses for other services rendered in connection with the effectuation of the leasing transaction, including those relating to the base lease term or any renewal term or extension or expansion that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date, and any free or abated rent under the Existing Leases pertaining to the period from and after the Closing, except in each case to the extent set forth on Schedule 9.3, shall be the sole responsibility of Sellers, without contribution or proration from Buyer (“Sellers’ Lease Expenses”) and Sellers shall either pay the same prior to the Closing or credit the outstanding or unpaid amount thereof to Buyer at the Closing. Sellers hereby indemnify, protect, defend and hold Buyer, and its successors and assigns (the “Buyer’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Buyer and any Buyer’s Indemnified Parties actually suffer and incur as a result of the failure by Sellers to timely pay or discharge any of Sellers’ Lease Expenses.

Buyer hereby indemnifies, protects, defends and holds Sellers and the Sellers’ Indemnified Parties harmless from and against all Losses that any or all of Sellers and the Sellers’ Indemnified Parties actually suffer or incur as a result of the failure by Buyer to timely pay or discharge any of the New Lease Expenses. The terms of this Section 9.3 shall survive Closing without limitation.

9.4.        Estoppel Certificates.  Sellers shall use reasonable efforts to obtain and deliver to Buyer estoppel certificates from the tenants under the Leases, in the form of estoppel certificate attached as Exhibit D hereto. “Conforming Estoppel” shall mean each estoppel certificate executed by a tenant that is (i) without material and adverse modification to the form of estoppel certificate attached as Exhibit D hereto (an “Adverse Modification”) or such form as is required by the applicable tenant’s Lease, and (ii) does not disclose matters adverse to such tenant’s Lease or the landlord thereunder in any material respect (each, an “Adverse Disclosure”) (including but not limited to any statement or allegation of a default or information materially inconsistent with Sellers’ Representations or the terms of the applicable Lease or the Rent Roll); provided, however, any such modification or disclosure reflecting a matter of which Buyer had actual knowledge on or prior to the Approval Date shall in no event constitute an Adverse Modification or an Adverse Disclosure. If Sellers deliver a signed estoppel certificate to Buyer for review and Buyer does not notify Sellers that such estoppel certificate is unacceptable by the earlier of (a) the date that is three (3) business days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Buyer and constitute a Conforming Estoppel. It shall be a condition precedent to Buyer’s obligation to proceed to close hereunder (the “Estoppel Condition”) that, by 5:00 p.m. (Eastern Time) on the date that is two (2) business days prior to the Closing Date, Sellers deliver to Buyer a Conforming Estoppel dated no earlier than sixty (60) days prior to the Closing Date from a sufficient number of tenants at the Property such that Conforming Estoppels shall have been received with respect to at least seventy-five percent (75%) of the gross leasable area of the Improvements leased pursuant to the Leases in effect as of the Closing Date (the “Required Estoppel Amount”). If Sellers fail to timely deliver to Buyer Conforming Estoppels from a sufficient number of tenants to satisfy the Required Estoppel Amount, Buyer may either (i) proceed to Closing and waive the condition precedent related to the delivery of a sufficient number of Confirming Estoppels, or (ii) terminate this Agreement by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Buyer, and neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement. Either party, by written notice to the other prior to the Closing Date, may elect to delay Closing by up to twenty (20) business days in order to procure Conforming Estoppels from a sufficient number of tenants to satisfy the Required Estoppel Amount, provided, however, that if the Closing Date as so extended would occur during the Blackout Period, then the Closing Date shall automatically be extended to the first business day immediately following the expiration of such Blackout Period.

9.5.        Non-Tenant Estoppels and SNDAs.  In the event that Buyer’s lender requires Buyer to deliver (i) estoppels to any parties to any declaration, reciprocal easement agreement, or Contract (the “Non-Tenant Estoppels”) and/or (ii) subordination, nondisturbance and attornment agreements (“SNDAs”) in connection with Buyer’s financing of the Property (or any portion thereof) or otherwise requests Buyer attempt to obtain same, Sellers shall use reasonable efforts to deliver each Non-Tenant Estoppel and/or SNDA (as applicable) in the form as may be requested by Buyer’s lender. In no event shall receipt or delivery of the Non-Tenant Estoppels and/or SNDAs constitute a condition precedent to Buyer’s obligation to proceed to close hereunder.

9.6.        Books and Records.  Buyer has advised Sellers that Buyer (or any direct or indirect owner of Buyer or affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (financial statements for any such interim period being unaudited) (the “Financial Information”). For a period of seventy-five (75) days following the Closing, Sellers agree, at no material cost or liability to Sellers, to use commercially reasonable efforts to cooperate with Buyer and its representatives and agents in preparing the Financial Information within seventy-five (75) days from the Closing Date. Without limiting the generality of the foregoing, if requested by Buyer, Sellers shall (i) allow Buyer (upon no less than two (2) business days’ prior written notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Sellers reasonably related to the Property, (ii) make employees of Sellers (or their affiliates) with knowledge of the Property reasonably available for interview by Buyer at Sellers’ offices, (iii) deliver a customary representation letter in such form as is reasonably required by the Buyer’s outside third party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Sellers’ financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements, provided in no event shall Sellers incur any liability in connection with such representation letter, and (iv) to the extent that the Sellers’ financial statements have previously been audited, Sellers shall use commercially reasonable efforts to cause the auditor of Sellers’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, to provide to Buyer and/or its affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters. Notwithstanding the foregoing, (x) Sellers shall not be required to provide any information concerning (a) Sellers’ confidential financial analyses or projections, prepared solely for Sellers’ internal purposes and not directly related to the operation of the Property, (b) financial statements of any affiliate of Sellers (other than Property-level financial statements), (y) all information, books and records of Sellers that are made available shall be made without representation or warranty and (z) none of Sellers’ Indemnified Parties shall have any liability with respect to or in connection with the information or letters provided by Sellers, the books and records of Sellers or the reviews conducted by or on behalf of Buyer hereunder. Furthermore, Sellers have advised Buyer that the financial statements of Sellers are prepared on the fair value basis of accounting in conformity with generally accepted accounting principles. The terms of this Section 9.6 shall survive the Closing.

9.7.        Exclusivity.  Except as expressly permitted below in this Section 9.7, from the Contract Date until the Closing or earlier termination of this Agreement, Sellers will not (and will not knowingly permit any of Sellers’ agents, partners, affiliates, members or shareholders to) offer to sell, finance, joint venture, restructure or otherwise dispose of all or any part of (or solicit or accept any such offer involving the sale, financing, joint venture, restructuring or disposition of all or any part of) the Property or any interest therein (whether directly or indirectly, debt or equity), or negotiate or otherwise enter into discussions for the sale, financing, joint venture, restructuring or disposition of all or any part of the Property with any other party; provided, however, the foregoing shall not prohibit transfers of indirect interests in any Seller.

9.8.        Buyer Closing Condition as to Sellers’ Performance.    The performance and observance, in all material respects, by Sellers of all covenants and agreements of this Agreement to be performed or observed by Sellers prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property. If the foregoing condition is not fulfilled pursuant to the terms of this Agreement, Buyer may either (i) proceed to Closing or (ii) terminate this Agreement by delivery of written notice to Sellers, in which event the Deposit shall be returned to Buyer, and neither party shall have any further liabilities or obligations hereunder except those liabilities and obligations that expressly survive a termination of this Agreement.

9.9.        Construction Projects. Sellers have disclosed to Buyer that the construction projects (the “Construction Projects”) covered by the “1675 Holmes Construction Contracts” (as defined below) are ongoing as of the Contract Date and might not be completed prior to the Closing. If the Construction Projects are not completed and paid for in full by Sellers at or prior to the Closing, then Buyer shall be entitled to a credit against the Purchase Price at the Closing in an amount equal to the remaining unpaid costs under the 1675 Holmes Construction Contracts and Buyer shall assume the 1675 Holmes Construction Contracts upon the Closing pursuant to the General Assignment applicable to the Individual Property described as 1675 Holmes Road in Elgin, Illinois. On or before the Closing Date, Seller shall use commercially reasonable efforts to deliver partial lien waivers evidencing that portion of the Construction Projects that have been paid for by Sellers at or prior to the Closing from the applicable contractor(s) under the 1675 Holmes Construction Contracts. “1675 Holmes Construction Contracts” shall mean, collectively, the following Contracts relating to 1675 Holmes Road in Elgin, Illinois: (a) One-Time Project Agreement, dated as of February 13, 2017, by and between BLC Construction LLC, and NAI Hiffman Asset Management LLC as agent for Holmes Road Investors, LP, as supplemented pursuant to that certain scope of work change order dated April 10, 2017; and (b) One-Time Project Agreement, dated as of March 14, 2017, by and between BLC Construction LLC, and NAI Hiffman Asset Management LLC as agent for Holmes Road Investors, LP.

10.        PROPERTY SOLD “AS IS”. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Contract Date and as of Closing. Except as expressly set forth in this Agreement or in the Deeds, General Assignments (hereinafter defined), Entity Transfer Certificates, Seller Closing Certificate and Local Transfer Documents executed by any of the Sellers at or in connection with the Closing (the “Closing Documents”), no representations or warranties have been made or are made and no responsibility has been or is assumed by Sellers or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Sellers as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or in the Closing Documents. Except as expressly set forth in this Agreement or in the Closing Documents, Buyer waives its right to recover from, and forever releases and discharges Sellers’ Indemnified Parties from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, actual damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Buyer, except as expressly set forth in this Agreement or in the Closing Documents, upon Closing, shall be deemed to have waived, relinquished and released Sellers’ Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 10, but not as a limitation thereon, Buyer hereby acknowledges and agrees that the matters released herein are not limited to matters which are known or disclosed, and Buyer hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations with respect to or relating to such matters. Notwithstanding any provision of this Section 10 to the contrary, the provisions of this Section 10 shall neither (a) release Sellers from liability for any Claims arising out of or in connection with (i) any Seller’s fraud or fraudulent concealment or (ii) a breach of (or failure to comply with) any covenant, indemnity, agreement, obligation, representation or warranty of Sellers set forth in this Agreement or any of the Closing Documents, nor (b) impose upon Buyer an obligation to indemnify, protect, defend or hold harmless any Seller or any other person or entity against any Claims brought against Buyer by any third party, and Buyer does not by operation of this Section 10 assume, agree to pay for or indemnify Sellers or any other person or entity against any liability, obligation or expense of Sellers or any other person or entity or relating to the Property in any way, except only to the extent expressly provided in this Agreement or in the Closing Documents. The provisions of this Section 10 shall survive Closing and the delivery of the Deeds to Buyer.

11.         SELLER CLOSING DELIVERIES. At Closing, each Seller shall deliver or cause to be delivered to Buyer the following:

11.1.    Deed.    A Deed (or Deeds, if applicable), executed by such Seller, and in recordable form, conveying its Land and Improvements to Buyer, subject only to the Permitted Exceptions.

11.2.    General Assignment.    Two (2) duly executed counterparts of a General Assignment and Bill of Sale (the “General Assignment”) in the form attached hereto as Exhibit E with respect to its Property.

11.3.    Affidavit of Title.    A customary affidavit of title (or comparable “no lien” or “no parties in possession” statement), in form and substance reasonably acceptable to the Title Company and sufficient to facilitate the issues of the Title Policies, including removal of the general exception for mechanics’ liens, materialmens’ liens and similar liens, removal of the general exception for rights of parties in possession, coverage over the so-called “gap” at Closing, and removal of any exception with respect to the Development Authority Lease.

11.4.    Seller Closing Certificate.    Two (2) duly executed counterpart of the Seller Closing Certificate.

11.5.    Closing Statement.    Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Sellers and Buyer.

11.6.    Entity Transfer Certificate.    Entity Transfer Certification confirming that such Seller is a “United States Person” and not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

11.7.    Local Transfer Documents.  Any transfer declaration, affidavit of property value or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement and any applicable county and municipal transfer tax forms, including, without limitation, a sump pump certification required by the Lower Swarata Township Municipal Authority with respect to the Property located at 181 Fulling Mill Road, Middleton, Pennsylvania (the “Sump Pump Certification”). In addition, Sellers shall cause such inspections and readings to be made (a) in order to satisfy any Illinois municipal requirements applicable to the transfers contemplated in this Agreement, and/or (b) to the extent that they are necessary in order to obtain municipal transfer stamps in connection with the conveyance of Illinois properties.

11.8.    Estoppel Certificates.  The Conforming Estoppels and any other tenant estoppel certificates actually received by Sellers.

11.9.    Leases.  Originals of the Leases or copies thereof if originals are not within Sellers’ possession or reasonable control.

11.10.  Vendor Notices.  Unless Buyer and Seller elect to deliver the same outside of Escrow, duly executed notices to each of the vendors under any Contract to be assumed by Buyer at Closing as provided in this Agreement (“Vendor Notices”), such Vendor Notices to be in such form as is reasonably acceptable to Sellers and Buyer.

11.11.  Tenant Notices.  Unless Buyer and Sellers elect to deliver the same outside of Escrow, duly executed notices to each of the tenants under the Leases with respect to the Property (“Tenant Notices”), such Tenant Notices to be in such form as is reasonably acceptable to Sellers and Buyer.

11.12.  Authority Evidence.  Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Sellers.

11.13.  Documents and Materials.  Originals or, if originals are not available, copies of the Leases, Contracts, unexpired warranties and guaranties, plans and specifications, and licenses and permits, keys and other access control devices in the possession of Sellers or Sellers’ agents, together with such leasing and property files, correspondence and records which are material in connection with the continued operation, management, leasing and maintenance of the Property (including tenant billings), it being acknowledged that Sellers may leave the foregoing in this Section 11.13 at the management offices of the Property or another location reasonably approved by the parties or deliver the same to Buyer promptly following Closing. The provisions of this Section shall survive Closing.

11.14.  Resignations.  On or prior to the Closing Date, Sellers shall cause each manager, director, officer or other authorized person appointed by Sellers or any affiliate of Sellers to tender his or her resignation from his or her position in any owners’ association or similar body under any applicable covenants, conditions or restrictions affecting the Property effective as of the Closing.

11.15.  Brokers.  A lien waiver from Broker and a certification executed by Sellers regarding no brokers (other than Broker) being involved in connection with the purchase and sale transaction contemplated hereunder in such form as is customary in the State of Georgia and reasonably required by the Title Company.

11.16.  Third Party Notices.  Notices to third parties with respect to termination of all Rejected Contracts, which notices shall be in form and content reasonably satisfactory to Sellers and Buyer.

11.17.  Portfolio Sellers Holdback.  Three (3) duly executed counterparts of the Post-Closing Escrow Instructions in the form of Exhibit F attached hereto (the “Portfolio Sellers Post-Closing Escrow Instructions”) and the amount of $7,267,500.00 to be held by Escrow Agent in accordance with the Portfolio Sellers Post-Closing Escrow Instructions.

11.18.  Cobb West Seller Holdback.  Three (3) duly executed counterparts of the Post-Closing Escrow Instructions in the form of Exhibit G attached hereto (the “Cobb West Seller Post-Closing Escrow Instructions”) and the amount of $2,785,900.00 to be held by Escrow Agent in accordance with the Cobb West Seller Post-Closing Escrow Instructions.

11.19.  Additional Documents.  Such additional documents as may be reasonably required by Buyer or the Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Sellers in a manner not otherwise provided for herein), including, with respect to each Individual Property located in the State of Texas, any notices required pursuant to Chapter 49, Texas Water Code or Chapter 372, Local Government Code, if applicable.

12.       BUYER’S CLOSING DELIVERIES.  At Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

12.1.    Closing Statement. Two (2) Closing Statements executed in counterpart by Buyer.

12.2.    General Assignment. Two (2) originals of each General Assignment executed in counterpart by Buyer.

12.3.    Brokers. A certification executed by Buyer regarding no brokers (other than Broker) being involved in connection with the purchase and sale transaction contemplated hereunder in such form as is customary in the State of Georgia and reasonably required by the Title Company.

12.4.    Local Transfer Documents. Any transfer declaration, affidavit of property value or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement and any applicable county and municipal transfer tax forms, including, without limitation, the Sump Pump Certification.

12.5.    Holdback. Three (3) duly executed counterparts of each of the Portfolio Sellers Post-Closing Escrow Instructions and the Cobb West Seller Post-Closing Escrow Instructions.

12.6.    Additional Documents. Such additional documents as may be reasonably required by Sellers or the Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

13.       PRORATIONS AND ADJUSTMENTS.  Prorations shall be made as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period) as if Buyer were vested with title to the Property for the entire Closing Date provided that no later than 2:00 p.m. (Eastern Time) on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Escrow Agent from Buyer for disbursement to Sellers by Federal Reserve wire transfer of immediately available funds to an account designated by Sellers. If the net proceeds of the Purchase Price payable to Sellers (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Escrow Agent from Buyer for disbursement to Sellers on or prior to 2:00 p.m. (Eastern Time) on the Closing Date, prorations shall be made as of the Closing Date as if Sellers remained in title as of the entire Closing Date, except that, to the extent such delay results from Sellers’ failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. Sellers shall prepare a proration schedule of the adjustments described in this Section 13 no later than three (3) business days prior to Closing and submit the same to Buyer and Escrow Agent for Buyer’s review and approval thereof. The following shall be prorated and adjusted between Sellers and Buyer:

13.1.      Security Deposits.  The amount of all cash security and any other cash tenant deposits received by Seller and not applied or forfeited in accordance with the Leases prior to the Closing Date, and interest due thereon, if any, shall be credited to Buyer. Notwithstanding the foregoing, in the event any security deposits held by Sellers are in the forms of letters of credit, Sellers will deliver the originals of such letters of credit to Buyer at Closing and reasonably cooperate with Buyer in order to assign its interest in the letters of credit to Buyer contemporaneously with Closing; provided, however, that (i) if any such letters of credit are not transferable, Sellers shall request the tenants obligated under such letters of credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof and in the event any such new letter of credit is not issued in favor of Buyer by Closing, Sellers shall take all necessary action, as directed by Buyer, in connection with the presentment of such letters of credit for payment as permitted under the terms of the applicable Lease, and (ii) any and all transfer (or similar) fees required to be paid in connection with any assignment shall be paid by Sellers to the extent such fees are not otherwise paid by the applicable tenant.

13.2.      Utilities and Operating Expenses.  To the extent not billed directly to tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. To the extent not billed directly to tenants, Sellers shall coordinate with Buyer to ensure no interruption in utility service and to withhold cancelling any utilities until Buyer has confirmed to Sellers the establishment of Buyer’s own accounts with utilities providers. Any operating expenses shall be prorated between Buyer and Sellers, with Sellers receiving a credit for any operating expenses paid by any Seller and related to the period from and after Closing, and Buyer receiving a credit for any unpaid operating expenses related to the period prior to Closing.

13.3.      Contracts.  Amounts paid or payable under the Contracts other than any Rejected Contracts shall be prorated.

13.4.      Assessments.    All non-delinquent assessments, general or special, shall be prorated as of the Closing Date, with Sellers being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date.

13.5.      Rent.  All collected “Rent” (as herein defined) that is not “Delinquent” (as herein defined) or uncollected shall be prorated. Buyer will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent” or “Rents”) previously paid to, or collected by, Sellers and attributable to any period on or after the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent and unpaid Rent shall not be prorated at Closing. Sellers shall deliver a schedule of all Rent that is Delinquent as of the Closing to Buyer. All Rent collected by Buyer or a Seller from each tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent or unpaid Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Buyer, and (iii) third, to Delinquent Rents or unpaid Rent owing to any Seller for the period prior to Closing. Notwithstanding anything contained herein, (a) the parties hereby acknowledge that as of the Contract Date the tenant of the Pinehurst Property (hereinafter defined) owes Delinquent Rent for the months of February, 2017, March, 2017 and April, 2017 (the “Pinehurst Delinquent Rent”) and (b) Pinehurst Seller (hereinafter defined) hereby waives, effective as of Closing, all right to collect and/or retain the Pinehurst Delinquent Rent, and Buyer shall be entitled to collect and retain the same after Closing. Any Rent collected by Buyer and due any Seller will be promptly remitted to Sellers. Any Rent collected by any Seller and due Buyer shall be promptly remitted to Buyer. Buyer shall use commercially reasonable efforts to collect Delinquent Rents owed to any Seller in the ordinary course of its business for three (3) consecutive months following the Closing, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect Delinquent Rents or unpaid Rent. Each Seller hereby retains the right to pursue any tenant under the Leases for any Delinquent Rent and other sums due such Seller for the period attributable to such Seller’s ownership of the Property but shall not be permitted to institute any lawsuit or other legal proceeding against any tenant in possession at the Property; and provided further, however, such Seller (i) shall be required to notify Buyer in writing of such Seller’s intention to commence or pursue any remedies; and (ii) shall not be permitted to commence or pursue any remedies (y) until the date that is three (3) consecutive months following the Closing, or (z) against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges that are paid by the tenant(s) to any Seller, as landlord, as opposed to charges (e.g. utility) that the tenant(s) pays directly to third parties. Certain of the Leases contain tenant obligations to pay Additional Rents for taxes, common area expenses, operating expenses and/or additional charges of any other nature relating to the Property and/or certain portions thereof (collectively, “Charges”). Buyer and Sellers acknowledge and agree that Charges which Sellers have collected from tenants for the calendar year of Closing (up to the Closing Date), and for prior calendar years during Sellers ownership period (the calendar year of Closing and such prior calendar years, the “Sellers’ Reconciliation Period”), have not yet been reconciled with the tenants to the extent Sellers’ recovery of such expenses from the tenants for such period exceed or was less than the actual amount of such expenses for such period (the “Tenant Reconciliation”). In connection with the Tenant Reconciliation, the parties agree that (i) within a reasonable time after Closing (but not later than 90 days thereafter), Sellers shall deliver to Buyer the data reasonably supporting the Charges Sellers collected from the tenants during Sellers’ Reconciliation Period and the amount of Charges actually paid by Sellers during Sellers’ Reconciliation Period, and (ii) upon written request of either party, on or before March 31st of the calendar year following Closing, Buyer shall be responsible for preparing the final Tenant Reconciliation (subject to Sellers’ reasonable approval with respect to Sellers’ Reconciliation Period) strictly in accordance with the terms and conditions of the applicable Leases and, to the extent applicable, either reimbursing or billing tenants accordingly. If the Tenant Reconciliation for Sellers’ Reconciliation Period shows that amounts collected during Sellers’ Reconciliation Period were more than the amount of charges actually paid by Sellers during Sellers’ Reconciliation Period, then Sellers shall deliver such amount to Buyer (whereupon Sellers shall be fully relieved of any liability with respect thereto), and Buyer shall deliver the same to such tenant (and indemnify Sellers for any Losses relating to Buyer’s failure to so deliver) to the extent of any over-payment of such Charges actually received by Sellers for Sellers’ Reconciliation Period. If it is determined that any tenant has underpaid to Sellers any portion of the Charges for Sellers’ Reconciliation Period, Buyer shall promptly pay to Sellers the amount of any under-payment of such Charges from such tenant as and when collected from the applicable tenant. Notwithstanding anything contained in this Agreement or the General Assignment for the Cobb West Property, the $550,000.00 payment made by US Foods, Inc. (“USF”) pursuant to that certain Lease Termination Agreement between Cobb West Seller and USF dated as of March 31, 2017 shall be and remain the sole property of Cobb West Seller and shall not shall not be subject to proration or adjustment among the parties. The provisions of this Section shall survive Closing.

13.6.       Taxes.  To the extent not paid by the tenants directly, all non-delinquent ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax bill, regardless of the year for which such taxes are assessed, on a cash basis for the calendar year in which the Closing occurs.

13.7.      Other.  Such other items of operating income and expense as are customarily prorated in transactions of this nature shall be ratably prorated at the Closing; however, there will be no prorations for debt service, insurance premiums or payroll (because Buyer is not acquiring or assuming Seller’s financing, insurance or any employees). With respect to the portion of the Property located in the State of Florida, real property taxes and Florida Sales Taxes shall be reprorated upon the request of either Seller or Buyer made within thirty (30) days after the bills for 2017 taxes are rendered. Without limitation of any other prorations or adjustments hereunder, Buyer shall be entitled to a $10,000 credit at Closing by reason of certain matters disclosed in Schedule 7.1.10 hereto.

13.8.      Adjustments.  In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within one (1) year after the Closing Date. The provisions of this Section 13 shall survive Closing.

14.       EXPENSES.  Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this Section which shall be allocated between the parties as set forth herein.

14.1.      Sellers’ Costs.  Sellers shall pay the following:

(i)

Title. The basic premium for the Title Policies issued with respect to each Individual Property (hereinafter defined) located in the State of Illinois (each, an “Illinois Property”) or the State of Texas, one-half of the basic premium for the Title Policies issued with respect to each Individual Property located in the State of Florida (each, a “Florida Property”), the cost of “extended form coverage” for the Title Policies issued with respect to each Illinois Property, and the cost of any and all curative endorsements or other title insurance that Sellers elect to obtain pursuant to Section 6.4 hereof (the “Curative Insurance”);

(ii)	Survey. One-half of the cost of each Updated Survey with respect to each Illinois Property;

(iii)	Escrow Fees. One-half of the escrow fees charged by Escrow Agent in connection with the sale transaction contemplated herein; and

(iv)

Transfer Taxes.  All transfer taxes with respect to each Florida Property and each Individual Property located in the State of Georgia (each, a “Georgia Property”), one-half of all transfer taxes with respect to each Individual Property located in the Commonwealth of Pennsylvania (each, a “Pennsylvania Property”), all state and county transfer taxes with respect to each Illinois Property, all municipal transfer taxes with respect to each Illinois Property located in the Village of Glendale Heights, the

Village of Carol Stream or the Village of Hanover Park, and one-half of all municipal transfer taxes with respect to each Illinois Property located in the Village of Bolingbrook.

14.2.      Buyer’s Costs.  Buyer shall pay the following:

(i)

Title.  The cost of the Title Policies issued with respect to each Georgia Property and each Pennsylvania Property, the cost of any endorsements (other than Curative Insurance) and, except with respect to Title Policies issued with respect to the Illinois Properties, the “extended form coverage” for the Title Policies elected by Buyer, one-half of the basic premium for the Title Policies issued with respect to each Florida Property, and, notwithstanding anything contained herein, any increases to the premiums and costs described in Section 14.1(i) which are solely a result of Buyer’s election to require co-insurance through Lexington National Land Services;

(ii)	Survey. One-half of the cost of each Updated Survey with respect to each Illinois Property and the entire cost of any other Updated Survey;

(iii)	Escrow Fees. One-half of the escrow fees charged by Escrow Agent in connection with the sale transaction contemplated herein;

(iv)	Deed. The cost of recording each Deed;

(v)

Transfer Taxes.  One-half of all transfer taxes with respect to each Pennsylvania Property, all municipal transfer taxes with respect to each Illinois Property located in the Village of Romeoville or the Village of Addison and one-half of all municipal transfer taxes with respect to each Illinois Property located in the Village of Bolingbrook; and

(vi)	Mortgage. All costs associated with any purchase money financing obtained by Buyer.

14.3.      Other Costs. All closing costs not expressly allocated or adjusted pursuant to this Section that are customarily allocated in transactions of a similar nature shall be allocated between the parties in accordance with the applicable local custom. The provisions of Section 14.2 and Section 14.3 shall survive the Closing.

15.        DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY. If, prior to Closing, all or any portion of any or all of the Land or the Improvements is damaged or destroyed by fire or any other casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then Sellers shall give Buyer prompt written notice after Sellers’ discovery thereof, and:

15.1.      If the aggregate cost of repair or replacement with respect to any Damage or the loss or value of the Eminent Domain with respect to any affected Individual Property (in either case, the “Applicable Loss”) is equal to or less than (i) five percent (5%) of the Allocated Purchase Price with respect to any Individual Property having an Allocated Purchase Price in excess of $20,000,000.00 and (ii) ten percent (10%) of the Allocated Purchase Price with respect to any Individual Property having an

Allocated Purchase Price equal to or less than $20,000,000.00, in each case in the opinion of Buyer’s and Sellers’ respective engineering consultants, then Buyer shall proceed to Closing and take the Property as diminished by such events, with an assignment by Sellers of (a) any casualty, lost rent for the post-Closing period if recoverable by Sellers for periods following Closing and other applicable insurance proceeds (together with a credit at Closing from Sellers to Buyer of the full amount of any deductible not paid directly by Sellers) or (b) condemnation awards and proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Sellers to repair the applicable Individual Property and collect the insurance proceeds or condemnation award. In the event that Sellers elect to perform repairs upon the applicable Individual Property, Sellers shall promptly notify Buyer of such election and use reasonable efforts to complete such repairs on or prior to Closing.

15.2.      If (A) the Applicable Loss is greater than (i) five percent (5%) of the Allocated Purchase Price with respect to any Individual Property having an Allocated Purchase Price in excess of $20,000,000.00 and (ii) ten percent (10%) of the Allocated Purchase Price with respect to any Individual Property having an Allocated Purchase Price equal to or less than $20,000,000.00, in each case in the opinion of Buyer’s and Sellers’ respective engineering consultants, (B) any Damage to an Individual Property is uninsured or underinsured and Sellers do not elect to credit Buyer at Closing with an amount equal to the cost to repair such uninsured or underinsured Damage, (C) any Damage (i) materially and adversely affects access to the Individual Property, (ii) results in any Individual Property violating any laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting such Individual Property, in any material respect, or (iii) results in insufficient parking at any Individual Property to satisfy landlord’s obligations to provide parking under the Leases or applicable laws, or (iv) permits any tenant under a Lease encumbering 100,000 or more rentable square feet of space (a “Major Tenant”) to terminate its Lease (and such tenant does not waive such right in writing prior to termination) or abate its rent following Closing (and such abatement is reasonably likely to exceed $50,000.00), then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Sellers delivered within ten (10) days after Buyer is notified of such Damage or Eminent Domain (and the Closing Date automatically shall be extended if necessary to afford Buyer such ten (10) day period, subject to avoidance of the Blackout Period), in which event the Deposit shall be returned to Buyer and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and take the Property as diminished by such events, together with an assignment by Sellers of (a) any casualty insurance proceeds (together with a credit at Closing from Sellers to Buyer of the full amount of any deductible not paid directly by Sellers) or (b) condemnation awards and proceeds for any Eminent Domain, and in the case of either (a) or (b), less any amounts reasonably incurred by Sellers to repair the applicable Individual Property and collect the insurance proceeds or condemnation award.

15.3.      In the event of a dispute between Sellers and Buyer with respect to the Applicable Loss with respect to the matters set forth in this Section 15, an engineer designated by Sellers and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where the applicable Individual Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Sellers. Except as expressly set forth herein, risk of loss by Damage to or resulting from Eminent Domain of the Property, or any portion thereof, shall remain with Sellers until title has been conveyed to Buyer.

16.         DEFAULT.

16.1.      Default by Sellers. If any Seller is in material default of any of the covenants or agreements of Sellers hereunder, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Sellers written notice of the same and Sellers shall have five (5) business days from the receipt of such notice to cure the default; provided, however no such notice and cure period shall be applicable with respect to any default by Sellers in their obligation to close hereunder on the Closing Date in accordance with the terms of this Agreement. If Sellers have a cure right pursuant hereto and timely cure the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Sellers fail to timely cure such default (or if Sellers have no right to cure a given default), or if any Seller Representation was untrue or inaccurate when made as of the Contract Date (and, in the event of any Seller Representation made to Sellers’ knowledge, Sellers had actual knowledge of such untruth or inaccuracy as of the Contract Date) or the same becomes untrue or inaccurate in any material respect as a result of a default by any Seller under an express covenant of Sellers set forth in this Agreement, then Buyer may either (i) elect to terminate this Agreement by written notice to Sellers given prior to Closing, in which event (a) the Deposit shall be returned to Buyer, (b) Sellers shall reimburse Buyer’s actual out-of-pocket costs and expenses (including its attorneys’ fees and costs) incurred by Buyer or its affiliates in connection with the purchase of the Property and the transaction contemplated under this Agreement, such reimbursement not to exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate, and (c) upon Buyer’s receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Buyer may, within sixty (60) days following the scheduled Closing Date, file an action for specific performance. Except with respect to the obligations and liabilities of Sellers that expressly survive the termination of this Agreement or Closing, Buyer shall have no other remedy for any default by Sellers under this Agreement. In the event of the failure of any condition precedent to Buyer’s obligation to close expressly herein set forth, or in the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Closing Date (subject to the limitations contained herein), Buyer’s sole remedy hereunder, at law or in equity, shall be to elect to waive such condition and proceed to Closing or terminate this Agreement by delivery of written notice to Sellers on or prior to Closing (or such sooner date as may be herein specified), in which event the Deposit shall be returned to Buyer, and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; provided, however, the foregoing shall be without limitation on the rights of Buyer under this Section in the event any such condition precedent fails or such Seller Representation is untrue or inaccurate in any material respect as of the Contract Date (and, in the event of any Seller Representation made to Sellers’ knowledge, Sellers had actual knowledge of such untruth or inaccuracy as of the Contract Date) or becomes untrue or inaccurate in any material respect, as a result of a default by any Seller under an express obligation or covenant of Sellers set forth in this Agreement. In the event Buyer seeks specific performance in accordance with the terms hereof, Buyer may elect to bring any suit, action or proceeding for specific performance in the state where a portion of the Property is located and as to which specific performance is sought, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceedings and submits to the jurisdiction of the state or federal court located in any county where such portion of the Property is located. All of the foregoing contained in this Section 16.1 shall be without limitation upon the rights and remedies of Buyer hereunder, at law or in equity, in the event of a default by any Seller pursuant to Sections 18 and 20 or of any covenant, agreement, indemnity, representation or warranty of any Seller that survives the Closing or the termination of this Agreement.

16.2.      Default by Buyer.  In the event Buyer defaults in its obligations to close the purchase of the Property (a “Buyer Closing Default”), or in the event Buyer otherwise materially defaults hereunder, Sellers, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Buyer written notice of the same and Buyer shall have five (5) business days from the receipt of such notice to cure the default; provided, however no such notice and cure period shall be applicable with respect to any default by Buyer in its obligation to close hereunder on the Closing Date in accordance with the terms of this Agreement. If Buyer has a cure right pursuant hereto and timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. Solely in the event of a Buyer Closing Default, (i) Sellers shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Buyer shall immediately direct the Escrow Agent, in writing, to pay the Deposit to Sellers. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason other than a Buyer Closing Default, then the Deposit shall be returned to Buyer. BUYER AND SELLERS ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLERS AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A BUYER CLOSING DEFAULT UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLERS AS A RESULT OF SUCH WITHDRAWAL AND BUYER CLOSING DEFAULT UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A BUYER CLOSING DEFAULT UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES THEREFOR. All of the foregoing shall be without limitation upon the rights and remedies of Sellers hereunder, at law or in equity, in the event of a default by Buyer pursuant to Sections 5, 18 and 20 or any covenant, agreement, indemnity, representation or warranty of Buyer that survives the Closing or the termination of this Agreement.

16.3.      Survival. The provisions of this Section 16 shall survive termination of this Agreement.

17.         SUCCESSORS AND ASSIGNS. This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof; provided, however, the terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided further, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Sellers or Buyer during the term of this Agreement, except Sellers may assign all or any of its right, title and interest under this Agreement to any third party qualified intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”). Any such assignment shall not release the transferor from its obligations and liabilities under this Agreement. In the event either party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary. Notwithstanding the foregoing, Buyer may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities controlling, controlled by, or under common control with, Buyer, provided that (i) no such assignment shall act to release Buyer hereunder, and (ii) no later than one (1) day prior to Closing, Buyer notifies Sellers of such assignment and provides Sellers at the Closing with an executed copy of a written assignment agreement between Buyer and its assignee(s).

18.         LITIGATION. In the event of litigation or arbitration between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the substantially non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS AGREEMENT. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 18 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

19.        NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Sellers and Buyer as follows:

Sellers:	c/o High Street Equity Advisors, LLC
18W140 Butterfield Road, 15th Floor
Oakbrook Terrace, IL 60181
Attn: Andrew Zgutowicz
Email: azgutowicz@hsrealtyco.com
Telephone: (630)799-8199

With a copy to
its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn: Jeremy Bunnow
Email: jeremy.bunnow@bfkn.com
Telephone: (312) 629-7346

Buyer:	c/o Blackstone Real Estate Advisors L.P.
345 Park Avenue
New York, NY 10154
Attn: David Levine
Email: david.levine@blackstone.com
Telephone: (212) 390-2873

With a copy to:	The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Judy Turchin, Esq., and Mr. Giovanni Cutaia
Email: judy.turchin@blackstone.com and
giovanni.cutaia@blackstone.com
Telephone: (212) 583-5317

With a copy to
its attorneys:	Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, CA 90067
Attn: Real Estate Notices (JHI/WBT File 3109.994)
Email: jirons@pircher.com and
wticknor@pircher.com
Telephone: (310) 201-8900

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day if by PDF delivered by electronic mail before 5:00 p.m. (Eastern Time). Notices may be delivered on behalf of the parties by their respective attorneys.

20.        BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for CBRE, Inc. and NAI Brannen Goddard (each, a “Broker” and, collectively, “Brokers”). Sellers shall pay any brokers’ commission due to each Broker pursuant to the terms of separate agreements between Sellers and each Broker. Sellers hereby indemnify, protect, defend and hold Buyer and the Buyer’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Buyer and the Buyer’s Indemnified Parties resulting from the claims of any broker, finder or other such party (including Brokers) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Sellers. Buyer hereby indemnifies, protects, defends and holds Sellers and the Sellers’ Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Sellers and the Sellers’ Indemnified Parties resulting from the claims of any broker, finder or other such party (excluding Brokers) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Buyer. The Texas Real Estate License Act requires written notice to Buyer from any licensed real estate broker or salesman who is to receive a commission that Buyer should have an attorney of its own selection examine an abstract of title to the property being acquired or that Buyer should be furnished with or should obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Buyer on behalf of Brokers. The obligations of the parties pursuant to this Section 20 shall survive any termination of this Agreement.

21.         MISCELLANEOUS.

21.1.      Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

21.2.      Time of the Essence.  Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Sellers or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed pursuant to federal law or the laws of the State of New York or the State of Illinois requiring observance thereof.

21.3.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

21.4.      Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

21.5.      No Recording.  Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Buyer shall be deemed a default by Buyer hereunder except in connection with an action to enforce specific performance of this Agreement pursuant to Section 16.1.

21.6.      Counterparts; Electronic Copy.  This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed PDF copy of this Agreement shall be effective as an original.

21.7.      Construction of Agreement.  In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

21.8.      No Oral Modification or Waiver.  This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

21.9.      Survival.    Only those covenants, agreements, indemnities, undertakings, liabilities, and representations and warranties (collectively, “Obligations”) of Sellers that expressly survive Closing pursuant to the terms of this Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth (and if no specific survival period is specified herein, such covenants, agreements, indemnities, undertakings, representations and warranties of Sellers shall only survive Closing for the period in which the Seller Representations survive Closing in accordance with Section 7.3). For the avoidance of doubt, all Obligations under the Closing Documents, and the provisions of Section 21 of this Agreement (including all subsections hereunder), shall survive the Closing.

21.10.  No Reliance.      This Agreement represents the full and complete agreement among Sellers and Buyer. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.

21.11.  Confidentiality. Buyer’s affiliate, Blackstone Real Estate Advisors L.P. (“BREA”), has entered into a confidentiality agreement dated January 11, 2017, for the benefit of Sellers prior to the date hereof (the “Confidentiality Agreement”) and Buyer and Sellers acknowledge and agree that the covenants, restrictions, rights and agreements of BREA contained in the Confidentiality Agreement shall apply with respect to (and benefit of) Buyer and its Consultants hereunder and shall survive the execution of this Agreement until the Closing and shall not be superseded hereby. Furthermore, Buyer shall not disclose all or any portion of the “Transaction Information” (defined below) to any person or entity and shall maintain the Transaction Information in confidence; provided, however, that (i) Buyer may disclose the Transaction Information (the “Permitted Disclosures”): (a) to Buyer’s Consultants to the extent that Buyer’s Consultants reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Buyer or to evaluate financing associated with the Property; (b) to the extent required by any applicable statute, law, regulation or governmental authority (including, without limitation, Regulation S-X of the Securities and Exchange Commission), as a result of a court order or other legal proceedings or pursuant to the rules of any applicable self-regulatory organization or securities exchange; (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; and (d) as otherwise may be permitted pursuant to the Confidentiality Agreement, and (ii) following Closing, Buyer and its Consultants may disclose all or any Transaction Information (subject to Section 21.12 below with respect to public disclosures) other than the terms of terms and conditions of this Agreement. Buyer shall advise its Consultants of the provisions of this Section and shall cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section prior to the Closing (subject to the Permitted Disclosures). For purposes of this Agreement, the term “Transaction Information” shall mean the terms and conditions of this Agreement, the Diligence Materials, together with all studies (and the results thereof) and other documents prepared by (or on behalf of) Buyer in connection with the Property or the transactions contemplated hereunder. Buyer agrees that the Transaction Information shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property prior to the Closing. The undertakings of Buyer pursuant to this Section shall survive the termination of this Agreement for a period of one (1) year. Sellers shall not disclose the terms and conditions of this Agreement to any person or entity and shall maintain the same in confidence; provided, however, that Sellers may disclose the Transaction Information: (a) to Sellers’ affiliates, lenders, partners and investors and their respective employees, agents, representatives, accountants, attorneys and consultants to the extent that such parties reasonably need to know the terms and conditions of this Agreement in order to assist, and perform services on behalf of, Sellers; (b) to the extent required by any applicable statute, law, regulation or governmental authority (including, without limitation, Regulation S-X of the Securities and Exchange Commission), as a result of a court order or other legal proceedings or pursuant to the rules of any applicable self-regulatory organization or securities exchange; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Sellers shall advise their representatives of the provisions of this Section and shall cause such parties to maintain the terms and conditions of this Agreement as confidential information on and subject to the terms and conditions of this Section prior to the Closing. The undertakings of Sellers pursuant to this Section shall survive the termination of this Agreement for a period of one (1) year.

21.12.  Press Releases.  Subject to the Permitted Disclosures, any press release or other release to the public of information with respect to the terms of this Agreement (including the Purchase Price or any other economic terms hereof) before or after the Closing shall be made only in the form approved by Buyer and Sellers. The provisions of this Section shall survive the Closing and any termination of this Agreement for a period of one (1) year.

21.13.  Multiple Sellers.  The liability of each Portfolio Seller hereunder, and/or under the documents delivered by Portfolio Sellers at Closing pursuant to this Agreement, is joint and several. The liability of Portfolio Sellers (as a group), on the one hand, and Cobb West Seller, on the other hand, hereunder, and/or under the documents delivered by Sellers at Closing pursuant to this Agreement, is individual and several, and not joint and several. Notwithstanding anything contained herein to the contrary, each Seller hereby acknowledges and agrees that any notice delivered to Sellers pursuant to Section 19 of this Agreement shall constitute notice to each Seller and all Sellers.

21.14.  Multiple Buyers.  As used in this Agreement, the term “Buyer” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Buyer pursuant to Section 17 of this Agreement. In the event that “Buyer” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Buyer hereunder.

21.15.  All Or None.  Notwithstanding anything to the contrary contained in this Agreement, this is an “all or none” transaction and any termination of this Agreement, including, without limitation, any termination due to a condition or matter relating to an Individual Property, shall constitute a termination of this Agreement as to all of the Property.

21.16.  Exculpation.  Neither the direct or indirect members, partners, officers, directors, shareholders, managers, employees or agents of Buyer or Sellers shall be liable under this Agreement and all parties hereto shall look solely to the assets of Buyer or Sellers, as applicable, for the payment of any claim or the performance of any obligation by Buyer or Sellers, as the case may be.

21.17.  Illinois Bulk Sales and Municipal Transfer Stamps.  Not later than five (5) business days following the Contract Date, each Seller owning an Illinois Property (each, an “Illinois Seller,” and collectively, the “Illinois Sellers”) shall file a “Notice of Sale/Purchase of Business Assets” with the Illinois Department of Revenue (the “IDR”) in connection with the requirements of the Illinois Income Tax Act, 35 ILCS 5/902(d) as amended (the “Illinois Tax Act”). In the event that the IDR issues a certificate requiring withholding under the Illinois Tax Act with respect to any Illinois Seller (the “Illinois State Certificate”), then Buyer shall be entitled to withhold the amounts required pursuant to the Illinois State Certificate (the “IL Withholding Amount”) from the payment of the Purchase Price, which IL Withholding Amount shall be deposited by Buyer at Closing with the Escrow Agent pursuant to escrow instructions reasonably acceptable to such Illinois Seller and Buyer that shall provide for the release of the IL Withholding Amount (including, without limitation, all earnings thereon) to such Illinois Seller upon the furnishing of a bulk sales release of stop order or other evidence that no further sums are required to be withheld by the IDR under the Illinois Tax Act with respect to such Illinois Seller (the “IL Bulk Sales Release”). Each Illinois Seller and Buyer shall reasonably cooperate in obtaining any such evidence and in causing the IL Withholding Amount to be paid by the Escrow Agent to such Illinois Seller upon the furnishing of such evidence. If any Illinois Seller is unable to obtain the Illinois State Certificate or IL Bulk Sales Release applicable to it prior to Closing, the Illinois Sellers shall indemnify Buyer against any Losses incurred as a result of Buyer’s failure to make any withholding in connection with the sale of the Illinois Property by such Illinois Seller required pursuant to the Illinois Tax Act.

21.18.  Pennsylvania Bulk Sales.  No later than ten (10) days prior to the Closing Date, each Seller owning a Pennsylvania Property (each, a “Pennsylvania Seller,” and collectively, the “Pennsylvania Sellers”) shall give notice to the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor of the sale of such Pennsylvania Seller’s Pennsylvania Property and shall provide evidence of such notice to Buyer. Each Pennsylvania Seller shall thereafter make application to the Pennsylvania Department of Revenue to secure a Tax Clearance Certificate, showing that all state tax returns required to have been filed by such Pennsylvania Seller have been filed and that all corporate taxes, unemployment contributions or similar obligations owing by such Pennsylvania Seller which may be due the Commonwealth of Pennsylvania (collectively, “Taxes”) have been paid to and including the date of Closing. Each Pennsylvania Seller shall promptly pay all Taxes assessed against it as a condition to the issuance of the Tax Clearance Certificate, and shall provide a copy of such Tax Clearance Certificate to Buyer as soon as it is obtained. The Pennsylvania Sellers hereby agree to indemnify, defend, and hold Buyer harmless from and against any Losses suffered by Buyer or the Property located in the Commonwealth of Pennsylvania as a result of any Pennsylvania Seller’s failure to file Tax returns and/or to pay all of the Taxes assessed or claimed against such Pennsylvania Seller to and including the date of Closing in connection with the transaction contemplated hereunder. The provisions of this Section shall survive Closing.

21.19.  DPTA WAIVER.  IT IS THE INTENT OF SELLERS AND BUYER THAT THE RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. ACCORDINGLY,

TO THE MAXIMUM EXTENT APPLICABLE AND PERMITTED BY LAW (AND WITHOUT ADMITTING SUCH APPLICABILITY), BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, CHAPTER 17, SUBCHAPTER 3 (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. FOR PURPOSES OF THE WAIVERS SET FORTH IN THIS AGREEMENT, BUYER HEREBY WARRANTS AND REPRESENTS UNTO SELLERS THAT (A) BUYER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, (B) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLERS REGARDING THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, (C) BUYER IS REPRESENTED BY LEGAL COUNSEL THAT IS SEPARATE AND INDEPENDENT OF SELLERS AND SELLERS’ LEGAL COUNSEL AND (D) BUYER HAS CONSULTED WITH BUYER’S LEGAL COUNSEL REGARDING THIS AGREEMENT PRIOR TO BUYER’S EXECUTION OF THIS CONTRACT AND VOLUNTARILY CONSENTS TO THIS WAIVER.

21.20.  RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.

21.21.  Additional Texas Disclosures for Texas Properties.

21.21.1.  Notice Regarding Possible Annexation.  If the Property that is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

21.21.2.  Notice Required by Chapter 49, Water Code.  If all or any part of the Property is situated in a utility or other statutorily created district providing water, sewer, drainage or flood control facilities and services pursuant to Chapter 49 of the Texas Water Code, then Sellers shall deliver to Buyer, and Buyer shall execute, the statutory notice relating to the tax rate, bonded indebtedness or standby fees of the district prior to or concurrently with the execution and delivery of this Agreement.

21.21.3.  Notice Required by § 13.257, Water Code.  Pursuant to Section 13.257 of the Texas Water Code, please be advised as follows: “The real property, described above, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property.” Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of this Agreement for the purchase of the real property described herein.

21.21.4.  Notice Regarding Coastal Area Property.  If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, then Sellers shall give to Buyer a written notice regarding coastal area property, in compliance with §33.135 of the Texas Natural Resources Code, as the same may be amended from time to time, and Buyer agrees to acknowledge receipt of the notice in writing.

21.21.5.  Gulf Intracoastal Waterway Notice.  If the Property is located seaward of the Gulf Intracoastal Waterway, then Sellers shall give to Buyer a written notice regarding the seaward location of the Property, in compliance with §61.025 of the Texas Natural Resources Code, as the same may be amended from time to time, and Buyer agrees to acknowledge receipt of the notice in writing.

21.21.6.  Notice for Property Located in an Agricultural Development District. If the Property is located in an agricultural development district, then in accordance with §60.063 of the Texas Agricultural Code, as the same may be amended from time to time: (1) Sellers shall give to Buyer a written notice that the Property is located in such a district; (2) Buyer agrees to acknowledge receipt of the notice in writing; and (3) at the Closing, a separate copy of the notice with current information about the district will be executed by Sellers and Buyer and recorded in the deed records of the county in which the Property is located.

21.21.7.  Title Advisory. Buyer acknowledges that Sellers have advised Buyer that it should either obtain an abstract covering the Property examined by an attorney at Buyer’s selection, or Buyer should be furnished with or obtain a title policy in connection with its purchase of the Property.

21.22.  Property Tax Appeal Proceedings.

21.22.1.  Prosecution and Settlement of Proceedings.    If any tax reduction proceedings in respect of the Property relating to the fiscal year in which the Closing occurs (or relating to subsequent fiscal years) or with respect to which property taxes are prorated under this Agreement, are pending at the time of Closing, then Sellers reserve and shall have the right to continue to prosecute and settle the same; provided, however, that Sellers shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.

21.22.2.  Application of Refunds or Savings.  Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to property taxes for which any Seller is responsible under this Agreement shall belong to and be the property of Sellers, and any refunds or savings in the payment of property taxes applicable to taxes for which Buyer is responsible under this Agreement shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under any Lease for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in such Lease to such tenant) shall be paid to Buyer and Buyer shall deliver the same to such tenant (and Buyer shall indemnify Sellers for any Losses relating to Buyer’s failure to so deliver). All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Buyer in proportion to the gross amount of such refunds or savings payable to Sellers and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Sellers nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding. The provisions of this Section 21.22 shall survive the Closing.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLERS:

Troon Circle Investors, LP, a Delaware limited partnership

Eastport Industrial Park Investors, LP, a Delaware limited partnership

Village CS Investors, LP, a Delaware limited partnership

Eastport Industrial Park Investors II, LP, a Delaware limited partnership

Westgate CS Investors, LP, a Delaware limited partnership

111 Internationale Boulevard Investors, LP, a Delaware limited partnership

340 Remington Investors, LP, a Delaware limited partnership

1287 Naperville Drive Investors, LP, a Delaware limited partnership

2350 Pinehurst Boulevard Investors, LP, a Delaware limited partnership

Holmes Road Investors, LP, a Delaware limited partnership

1000 North Main Street Investors, LP, a Delaware limited partnership

4030 Mint Way Investors, LP, a Delaware limited partnership

1215 Bowes Road Investors, LP, a Delaware limited partnership

636 Schwab Investors, LP, a Delaware limited partnership

Dexus Investors, LP, a Delaware limited partnership

Southport Palmbay Investors, LP, a Delaware limited partnership

Watters Road Investors, LP, a Delaware limited partnership

500 Interstate Investors, LP, a Delaware limited partnership

472 Thomas Drive Investors, LP, a Delaware limited partnership

490 Windy Point Drive Investors, LP, a Delaware limited partnership

655 Remington Investors, LP, a Delaware limited partnership

1811 Industrial Drive Investors, LP, a Delaware limited partnership

1650 Bluegrass Investors, LP, a Delaware limited partnership

6350 Church Road Investors, LP, a Delaware limited partnership

Heinz Carrier Investors, LP, a Delaware limited partnership

120 Schmale Road Investors, LP, a Delaware limited partnership

550 Congress Circle Investors, LP, a Delaware limited partnership

By: HSRE Fund IV GP, LLC, a Delaware limited liability company, general partner

By: /s/ Andrew M. Zgutowicz
Name: Andrew M. Zgutowicz
Its: Chief Investment Officer

AGRE HS Cobb West Owner LLC, a Delaware limited liability company

By:	AGRE HS Cobb West Holding LLC, a Delaware limited liability company and its sole member

By:	AGRE HS Cobb West JV LLC, a Delaware limited liability company and its sole member

By:	HSRE Cobb West AM, LLC, a Delaware limited liability company and its managing member

By:	High Street Realty Company, LLC, a Delaware limited liability company and its managing member

By: /s/ Andrew M. Zgutowicz
Name: Andrew M. Zgutowicz
Its: Chief Investment Officer

BUYER:
BREIT Industrial HS Investors LLC,
a Delaware limited liability company

By: /s/ Brian Kim
Name: Brian Kim
Its: Managing Director and Vice President

INDEX OF SCHEDULES AND EXHIBITS

Annex

A	Seller/Property Information Schedule

Exhibits

A	Legal Description of the Land

B	Form of Earnest Money Escrow Instructions

C	Forms of Deeds

D	Form of Estoppel Certificate

E	Form of General Assignment and Bill of Sale

F	Form of Portfolio Sellers Post-Closing Escrow Instructions

G	Form of Cobb West Seller Post-Closing Escrow Instructions

Schedules

Schedule 6.1	Tenant Purchase Options

Schedule 7.1.6(i)	Rent Roll

Schedule 7.1.6(iii)	List of Subleases

Schedule 7.1.6(iv)	List of Existing Leases

Schedule 7.1.6(vi)	List of Outstanding Tenant Improvements and Allowances

Schedule 7.1.6(ix)	List of Sellers’ Lease Expenses

Schedule 7.1.7	Contracts

Schedule 7.1.9	Listing Agreements

Schedule 7.1.10	Violations/Open Permits

Schedule 7.1.15	Property Tax Appeals

Schedule 9.3	Certain Buyer Leasing Expenses

* Schedules, exhibits and similar attachments to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.